SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Scholastic Corp.
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SCHOLASTIC CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Holders of Class A Stock and Common Stock:

The Annual Meeting of Stockholders of Scholastic Corporation (the "Company") will be held at the Company's corporate headquarters located at 557 Broadway, New York, New York on Tuesday, September 23, 2003, at 9:00 a.m., local time, for the following purposes:

Matters to be voted upon by holders of the Class A Stock

  1.
  Electing nine directors to the Board of Directors.

  2.
  Approving an amendment to the Scholastic Corporation Employee Stock Purchase Plan.

  3.
  Approving an amendment to the Scholastic Corporation 1997 Outside Directors' Stock Option Plan.

  Matters to be voted upon by holders of the Common Stock

  1.
  Electing three directors to the Board of Directors.

In addition to the foregoing purposes, such other business may be transacted as may properly come before the meeting and any adjournments thereof.

A proxy statement describing the matters to be considered at the Annual Meeting of Stockholders is attached to this notice. Only stockholders of record of the Class A Stock and the Common Stock at the close of business on August 1, 2003 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

We hope that you will be able to attend the meeting. Whether or not you plan to be present at the meeting, we urge you to vote your shares promptly. You can now vote your shares in three ways: (i) via the Internet at the website indicated on your proxy card; (ii) via telephone by calling the toll free number on your proxy card; or (iii) by returning the enclosed proxy card.

By Order of the Board of Directors

Charles B. Deull Senior Vice President, General Counsel and Secretary August 15, 2003

Solicitation of Proxies	1
General Information	1
Voting Securities of the Company	2
Principal Holders of Class A Stock and Common Stock	3
Change of Control Arrangements	5
Section 16(a) Beneficial Ownership Reporting Compliance	5
Share Ownership of Management	6
Executive Compensation	8
Summary Compensation Table	8
Option Grants in Fiscal 2003	9
Aggregated Option Exercises in Fiscal 2003 and 2003 Fiscal Year-End Option Values	10
Pension Plan	10
The Human Resources and Compensation Committee's Report on Executive Compensation	11
Stock Price Performance Graph	16
Matters Submitted to Stockholders	17
• Election of Directors	17
Nominees for Election by Holders of Class A Stock	18
Nominees for Election by Holders of Common Stock	18
Meetings of the Board of Directors and its Committees	21
Director Compensation	24
Certain Relationships	24
Equity Compensation Plan Information	25
• Approval of an Amendment to the Scholastic Corporation Employee Stock Purchase Plan	25
• Approval of an Amendment to the Scholastic Corporation 1997 Outside Directors' Stock Option Plan	29
Independent Public Accountants	32
Audit Committee's Report	32
Stockholder Proposals for 2004 Annual Meeting	34
Other Matters	34
Appendix A:	Amendment to the Scholastic Corporation Employee Stock Purchase Plan	A-1
Appendix B:	Amendment to the Scholastic Corporation 1997 Outside Directors' Stock Option Plan	B-1
Appendix C:	Audit Committee Charter	C-1

SCHOLASTIC CORPORATION
557 Broadway
New York, New York 10012

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
September 23, 2003

SOLICITATION OF PROXIES

General Information This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Scholastic Corporation, a Delaware corporation (the "Company"), to be voted at its Annual Meeting of Stockholders (the "Annual Meeting"), which will be held at 557 Broadway, New York, New York at 9:00 a.m., local time, on Tuesday, September 23, 2003, and at any adjournments thereof. Shares represented by each proxy properly submitted, either by mail, the internet or telephone as indicated on the enclosed form of proxy, will be voted in accordance with the instructions indicated in such proxies unless revoked. A stockholder may revoke a proxy at any time before it is exercised by: (i) filing with the Secretary of the Company a written revocation thereof or a duly executed proxy bearing a later date, (ii) providing subsequent telephone or internet voting instructions or (iii) voting in person at the Annual Meeting. Any written notice revoking a proxy should be sent to the attention of Charles B. Deull, Senior Vice President, General Counsel and Secretary, Scholastic Corporation, 557 Broadway, New York, New York 10012. If no instructions are specified, your shares will be voted: (i) FOR the election of the directors indicated; (ii) in the case of the Class A Stockholders, FOR the approval of proposals 2 and 3; and (iii) in the discretion of the proxy holders, if any other matter properly comes before the Annual Meeting. This proxy statement and the accompanying form of proxy, together with the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, are being mailed to stockholders on or about August 15, 2003. The cost of soliciting proxies will be borne by the Company. Solicitation other than by mail may be made personally or by telephone, facsimile or e-mail by regularly employed officers and employees who will not be additionally compensated therefor. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to principals. Voting Securities of the Company Only holders of record of the Company's Class A Stock, $0.01 par value ("Class A Stock"), and Common Stock, $0.01 par value ("Common Stock"), at the close of business on August 1, 2003 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, there were outstanding 1,656,200 shares of Class A Stock and 37,609,332 shares of Common Stock. The Amended and Restated Certificate of Incorporation of the Company (the "Certificate") provides that, except as otherwise provided by law, the holders of shares of Class A Stock, voting as a class, have the right: (i) to fix the size of the Board so long as it does not consist of less than three nor more than 15 directors, (ii) to elect all the directors, subject to the right of the holders of shares of Common Stock, voting as a class, to elect such minimum number of the members of the Board as shall equal at least one-fifth of the members of the Board, and (iii) to exercise, exclusive of the holders of the shares of Common Stock, all other voting rights of stockholders of the Company. The Certificate also provides that, except as otherwise provided by law, the voting rights of the holders of shares of Common Stock are limited to the right, voting as a class, to elect such minimum number of the members of the Board as shall equal at least one-fifth of the members of the Board. Each share of Class A Stock and Common Stock is entitled to one vote. No holders of either class of stock have cumulative voting rights. At the Annual Meeting, holders of the Class A Stock will vote on the election of nine members of the Board and the holders of the Common Stock will vote on the election of three members of the Board. All other proposals set forth in the notice attached to this proxy statement for consideration at the Annual Meeting will be voted on by the holders of the Class A Stock. If any other matters were to properly come before the Annual Meeting, they would be voted on by the holders of the Class A Stock. The vote required for each proposal is specified in the description of such proposal. In the election of directors, withheld votes and abstentions have no effect on the vote. Under the Company's Bylaws, for the purpose of determining whether a proposal has received the required vote, abstentions will not be considered as votes cast and will have no effect. Because none of the shares of Class A Stock are held by brokers, the effect of broker non-votes is not applicable in the case of the Class A Stock. Because the only proposal before the holders of Common Stock is the election of three directors, the effect of broker non-votes is not applicable in the case of the Common Stock.

Principal Holders of Class A Stock and Common Stock The following sets forth information regarding persons who, to the best of the Company's knowledge, beneficially owned five percent or more of the Class A Stock or the Common Stock outstanding on August 1, 2003. Under the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), a person who directly or indirectly has, or shares, voting power or investment power with respect to a security is considered a beneficial owner of such security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares.

	Class A Stock		Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Richard Robinson c/o Scholastic Corporation 557 Broadway New York, NY 10012	1,656,200	100%	6,315,477	(3)	15.7%
Barbara Robinson Buckland c/o Scholastic Corporation 557 Broadway New York, NY 10012	648,620	39.2%	2,610,588		6.8%
Mary Sue Robinson Morrill c/o Scholastic Corporation 557 Broadway New York, NY 10012	765,296	46.2%	3,279,068	(4)	8.5%
William W. Robinson c/o Scholastic Corporation 557 Broadway New York, NY 10012	648,620	39.2%	2,568,318	(5)	6.7%
Trust under the Will of Maurice R. Robinson c/o Scholastic Corporation 557 Broadway New York, NY 10012	648,620	39.2%	2,331,712		6.1%
Trust under the Will of Florence L. Robinson c/o Scholastic Corporation 557 Broadway New York, NY 10012	116,676	7.0%	466,676		1.2%
Massachusetts Financial Services Company 500 Boylston Street Boston, MA 02116	—	—	2,115,025	(6)	5.6%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	—	—	4,827,315	(7)	12.8%

(1) Each of Richard Robinson, Barbara Robinson Buckland, Mary Sue Robinson Morrill, William W. Robinson and the Maurice R. Robinson Trust have filed Statements on Schedule 13G with the SEC (the "13G Filings") regarding their beneficial ownership of Common Stock. Richard Robinson, Chairman of the Board, President and Chief Executive Officer of the Company, and Barbara Robinson Buckland, Mary Sue Robinson Morrill and William W. Robinson, all of whom are siblings of Richard Robinson, are trustees of the Trust under the Will of Maurice R. Robinson (the "Maurice R. Robinson Trust"), with shared voting and investment power with respect to the shares owned by the Maurice R. Robinson Trust. Under the terms of the Maurice R. Robinson Trust, the vote of a majority of the trustees is required to vote or direct the disposition of the shares held by the Maurice R. Robinson Trust. In addition, Richard Robinson and Mary Sue Robinson Morrill are the co-trustees of the Trust under the Will of Florence L. Robinson (the "Florence L. Robinson Trust"), with shared voting and investment power with respect to the shares owned by the Florence L. Robinson Trust. Any acts by the Florence L. Robinson Trust require the approval of each Trustee. Each such trust directly owns the shares attributed to it in the table and each person listed herein as a trustee of such trust is deemed to be the beneficial owner of the shares directly owned by such trust. Based on their 13G filings and subsequent information made available to the Company, the aggregate beneficial ownership of the Class A Stock by the following persons is: Richard Robinson—890,904 shares (sole voting and investment power) and 765,296 shares (shared voting and investment power); Barbara Robinson Buckland—0 shares (sole voting and investment power) and 648,620 shares (shared voting and investment power); Mary Sue Robinson Morrill—0 shares (sole voting and investment power) and 765,296 shares (shared voting and investment power); William W. Robinson—0 shares (sole voting and investment power) and 648,620 shares (shared voting and investment power); Maurice R. Robinson Trust—648,620 shares (sole voting and investment power); and Florence L. Robinson Trust—116,676 shares (sole voting and investment power). (2) The shares of Class A Stock are convertible at the option of the holder into shares of Common Stock at any time on a share-for-share basis. The number of shares of Common Stock and percentage of the outstanding shares of Common Stock for each beneficial owner of Class A Stock assumes the conversion of such holder's shares of Class A Stock. Based on their 13G filings and subsequent information made available to the Company, the aggregate beneficial ownership of Common Stock by the following holders is: Richard Robinson—3,392,683 shares (sole voting and investment power) and 2,922,794 shares (shared voting and investment power); Barbara Robinson Buckland—278,876 shares (sole voting and investment power) and 2,331,712 shares (shared voting and investment power); Mary Sue Robinson Morrill—0 shares (sole voting and investment power) and 3,279,068 shares (shared voting and investment power); William W. Robinson—225,146 shares (sole voting and investment power) and 2,343,172 shares (shared voting and investment power); Maurice R. Robinson Trust—2,331,712 shares (sole voting and investment power); and Florence L. Robinson Trust—466,676 shares (sole voting and investment power). (3) Includes 1,656,200 shares of Common Stock issuable on conversion of the Class A Stock described in Note 2; 1,453,224 shares of Common Stock held directly by Richard Robinson; 1,020,002 shares of Common Stock under options exercisable by Mr. Robinson within 60 days; 20,959 shares of Common Stock with respect to which Mr. Robinson had voting rights at May 31, 2003 under the Scholastic Corporation 401(k) Savings and Retirement Plan (the "401(k) Plan"); 1,683,092 shares of Common Stock owned by the Maurice R. Robinson Trust; 350,000 shares of Common Stock owned by the Florence L. Robinson Trust; 7,594 shares of Common Stock for which Mr. Robinson is custodian under a separate custodial account for one of his sons; 4,212 shares of Common Stock owned directly by his sons; and 120,194 shares of Common Stock owned by the Richard Robinson and Helen Benham Charitable Fund. Does not include 261,132 shares of Common Stock owned by Helen V. Benham, the wife of Richard Robinson, as to which Mr. Robinson disclaims beneficial ownership, and 37,278 restricted stock units ("RSUs") held under the Scholastic Corporation Management Stock Purchase Plan (the "MSPP"), as more fully described herein. (4) Does not include an aggregate of 213,396 shares of Common Stock held under Trusts for which Ms. Morrill's spouse and sister are trustees, as to which Ms. Morrill disclaims beneficial ownership. (5) Does not include 25,000 shares of Common Stock held under Trusts for which Mr. William Robinson's spouse is a trustee, as to which Mr. Robinson disclaims beneficial ownership. (6) The information for Massachusetts Financial Services Company ("MFS") is derived from Amendment No. 5 to Schedule 13G dated January 21, 2003, as filed with the SEC, which states that, as of December 31, 2002, MFS had the sole dispositive and voting power with regard to 2,115,025 shares of Common Stock. (7) The information for T. Rowe Price Associates, Inc. is derived from a Schedule 13G dated August 8, 2003, as filed with the SEC, which states that, as of July 31, 2003, T. Rowe Price had the sole voting power with regard to 908,700 shares of Common Stock and the sole dispositive power with regard to 4,827,315 shares of Common Stock.

Change of Control Arrangements Pursuant to an agreement dated July 23, 1990 between the Maurice R. Robinson Trust and Richard Robinson, the Maurice R. Robinson Trust has agreed that if it receives an offer from any person to purchase any or all of the shares of Class A Stock owned by the Maurice R. Robinson Trust and it desires to accept such offer, Richard Robinson shall have the right of first refusal to purchase all, but not less than all, of the shares of Class A Stock that such person has offered to purchase for the same price and on the same terms and conditions offered by such person. In the event Richard Robinson does not elect to exercise such option, the Maurice R. Robinson Trust shall be free to sell such shares of Class A Stock in accordance with the offer it has received. In addition, if Richard Robinson receives an offer from any person to purchase any or all of his shares of Class A Stock and the result of that sale would be to transfer to any person other than Richard Robinson or his heirs voting power sufficient to enable such other person to elect the majority of the Board, either alone or in concert with any person other than Richard Robinson, his heirs or the Maurice R. Robinson Trust (a "Control Offer"), and Mr. Robinson desires to accept the Control Offer, the Maurice R. Robinson Trust shall have the option to sell any or all of its shares of Class A Stock to the person making the Control Offer at the price and on the terms and conditions set forth in the Control Offer. If the Maurice R. Robinson Trust does not exercise its option, Mr. Robinson shall be free to accept the Control Offer and to sell his shares of Class A Stock in accordance with the terms of the Control Offer. If the Maurice R. Robinson Trust exercises its option, Mr. Robinson cannot accept the Control Offer unless the person making the Control Offer purchases the shares of Class A Stock that the Maurice R. Robinson Trust has elected to sell. Section 16(a) Beneficial Ownership Reporting Compliance Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires directors, executive officers and persons who are the beneficial owners of more than 10% of the Common Stock to file reports of their ownership and changes in ownership of the Company's equity securities with the SEC. The reporting persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to the Company and other written representations that no other reports were required during the fiscal year ended May 31, 2003, the Company believes its directors, executive officers and greater than ten percent beneficial owners timely filed all Section 16(a) reports required during such fiscal year.

Share Ownership of Management On August 1, 2003, each director, director nominee and Named Executive reported under the caption "Executive Compensation" and all directors and executive officers as a group beneficially owned shares of the Class A Stock and Common Stock as follows:

	Class A Stock			Common Stock
Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Directors
Richard Robinson	1,656,200	(2)	100%	6,315,477	(3)	15.7%
Rebeca M. Barrera	—		—	19,574	(4)	*
Ramon C. Cortines	—		—	36,574	(5)	*
John L. Davies	—		—	18,000	(4)	*
Charles T. Harris III	—		—	55,506	(6)	*
Andrew S. Hedden	—		—	2,000		*
Mae C. Jemison	—		—	37,004	(5)	*
Linda B. Keene	—		—	24,000	(7)	*
Peter M. Mayer	—		—	40,000	(8)	*
John G. McDonald	—		—	37,004	(5)	*
Augustus K. Oliver	—		—	38,574	(5)	*
Richard M. Spaulding	—		—	266,491	(9)	*
Named Executive Officers
Richard Robinson	1,656,200	(2)	100%	6,315,477	(3)	15.7%
Barbara A. Marcus	—		—	461,982	(10)	1.2%
Deborah A. Forte	—		—	370,342	(11)	1.0%
Kevin J. McEnery	—		—	428,201	(12)	1.1%
Charles B. Deull	—		—	394,660	(13)	1.0%
All directors and executive officers as a group (24 persons including those named above)	1,656,200	(2)	100%	9,254,471	(14)	21.6%

* Less than 1.0% (1) Except as indicated in the notes below, each person named has sole voting and investment power with respect to the shares shown opposite his or her name. (2) Includes 890,904 shares of Class A Stock held directly by Richard Robinson, 648,620 shares of Class A Stock owned by the Maurice R. Robinson Trust and 116,676 shares of Class A Stock owned by the Florence L. Robinson Trust. See the information with respect to Richard Robinson under "Principal Holders of Class A Stock and Common Stock" above. The shares of Class A Stock are convertible at the option of the holder into shares of Common Stock at any time on a share-for-share basis. (3) Includes 1,656,200 shares of Common Stock issuable on conversion of the Class A Stock described in Note 2; 1,453,224 shares of Common Stock held directly by Richard Robinson; 1,020,002 shares of Common Stock under options exercisable by Mr. Robinson within 60 days; 20,959 shares of Common Stock with respect to which Mr. Robinson had voting rights at May 31, 2003 under the 401(k) Plan; 1,683,092 shares of Common Stock owned by the Maurice R. Robinson Trust; 350,000 shares of Common Stock owned by the Florence L. Robinson Trust; 7,594 shares of Common Stock for which Mr. Robinson is custodian under a separate custodial account for one of his sons; 4,212 shares of Common Stock owned directly by his sons; and 120,194 shares of Common Stock owned by the Richard Robinson and Helen Benham Charitable Fund. Does not include 261,132 shares of Common Stock owned by Helen V. Benham, the wife of Richard Robinson, as to which Mr. Robinson disclaims beneficial ownership and 37,278 RSUs held under the MSPP. (4) Includes options under which such director may purchase 18,000 shares of Common Stock within 60 days. (5) Includes options under which such director may purchase 36,000 shares of Common Stock within 60 days. (6) Includes 8,106 shares of Common Stock held directly by Mr. Harris, 4,000 shares held through a limited partnership where Mr. Harris retains voting and dispositive power, 1,000 shares in a trust where Mr. Harris is the trustee, 400 shares in custodial accounts for his children and 42,000 shares under options exercisable by Mr. Harris within 60 days. (7) Includes options under which such director may purchase 23,500 shares of Common Stock within 60 days. (8) Includes 15,000 shares of Common Stock held directly by Mr. Mayer, 1,000 shares held through a pension plan in which he has an interest and 24,000 shares under options exercisable by Mr. Mayer within 60 days. (9) Includes 198,700 shares of Common Stock held directly by Mr. Spaulding, 26,211 shares under options exercisable by him within 60 days and 41,580 shares for which Mr. Spaulding is custodian under separate custodial accounts for his children. Does not include 11,985 RSUs held under the MSPP. (10) Includes 26,317 shares of Common Stock held directly by Ms. Marcus, 433,874 shares under options exercisable by Ms. Marcus within 60 days and 1,791 shares with respect to which Ms. Marcus had voting rights at May 31, 2003 under the 401(k) Plan. Does not include 4,714 RSUs held under the MSPP. (11) Includes 9,152 shares of Common Stock held directly by Ms. Forte and 361,190 shares under options exercisable by Ms. Forte within 60 days. Does not include 9,494 RSUs held under the MSPP. (12) Includes 10,260 shares of Common Stock held directly by Mr. McEnery, 415,196 shares under options exercisable by Mr. McEnery within 60 days and 2,745 shares with respect to which Mr. McEnery had voting rights at May 31, 2003 under the 401(k) Plan. Does not include 7,889 RSUs held under the MSPP. (13) Includes 6,432 shares of Common Stock held directly by Mr. Deull and 388,228 shares under options exercisable by Mr. Deull within 60 days. Does not include 4,135 RSUs held under the MSPP. (14) Includes an aggregate of 3,589,584 shares of Common Stock under options exercisable by members of the group within 60 days, an aggregate of 30,548 shares of Common Stock with respect to which the group had voting rights at May 31, 2003 under the 401(k) Plan and 1,656,200 shares of Common Stock issuable on the conversion of Class A Stock into shares of Common Stock. Does not include an aggregate of 103,660 RSUs held under the MSPP.

EXECUTIVE COMPENSATION The following table sets forth information regarding the cash compensation paid or accrued by the Company and its subsidiaries for services of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executives"), in respect of the fiscal years ended May 31, 2003, 2002 and 2001: Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Positions	Fiscal Year	Salary	Bonus (1)	Other Annual Compensation (2)	Securities Underlying Options	All Other Compensation (3)
Richard Robinson	2003	$818,307	$0	$316,980	5,850	$6,050
Chairman of the Board,	2002	$781,731	$476,550	$150,457	0	$238,840
President and CEO	2001	$731,731	$562,500	$0	250,000	$238,727
Barbara A. Marcus	2003	$690,431	$0	$13,756	30,080	$6,050
EVP; President, Children's	2002	$663,407	$413,708	$12,318	25,000	$5,550
Book Publishing	2001	$629,224	$460,525	$23,630	50,000	$5,150
Deborah A. Forte	2003	$562,750	$0	$49,335	28,040	$6,050
EVP; President, Scholastic	2002	$541,816	$247,270	$16,149	30,000	$5,550
Entertainment	2001	$517,617	$301,875	$45,301	0	$5,150
Kevin J. McEnery	2003	$452,135	$0	$47,255	27,180	$5,857
EVP and Chief Financial	2002	$435,788	$177,618	$19,783	0	$5,746
Officer	2001	$406,731	$246,500	$26,262	100,000	$5,294
Charles B. Deull	2003	$416,346	$0	$33,164	22,040	$5,857
SVP, General Counsel and	2002	$406,250	$166,158	$10,165	25,000	$5,952
Secretary	2001	$336,346	$189,998	$9,064	70,000	$5,617

(1) The amounts shown represent the full amount of the bonus actually awarded to the Named Executive, including amounts deferred at the executive's election and invested in RSUs under the MSPP. Mr. Robinson, Ms. Marcus, Ms. Forte, Mr. McEnery and Mr. Deull elected to invest 100%, 5%, 30%, 40% and 30%, respectively, of his/her fiscal 2002 bonus and 100%, 10%, 20%, 30% and 20%, respectively, of his/her fiscal 2001 bonus in RSUs under the MSPP. In addition, on July 18, 2002, each of Mr. Robinson, Ms. Marcus, Ms. Forte, Mr. McEnery and Mr. Deull received stock options in lieu of 10% of the bonus he or she would otherwise have received for fiscal 2002 under the Company's Executive Performance Incentive Plan. Options to purchase 5,850, 5,080, 3,040, 2,180 and 2,040 shares of Common Stock, which are reflected in this table for fiscal 2003, were issued to Mr. Robinson, Ms. Marcus, Ms. Forte, Mr. McEnery and Mr. Deull, respectively. (2) Amounts shown represent the value of the discount received on the purchase of RSUs allocated to the Named Executives' accounts under the MSPP, based on the fair market value of the Common Stock underlying such RSUs on the date of allocation. Mr. Robinson, Ms. Marcus, Ms. Forte, Mr. McEnery and Mr. Deull elected to invest 100%, 5%, 30%, 40% and 30%, respectively, of her/his fiscal 2002 bonus, in respect of which 18,896, 820, 2,941, 2,817 and 1,977 RSUs, respectively, were allocated to them in fiscal 2003. Mr. Robinson, Ms. Marcus, Ms. Forte, Mr. McEnery and Mr. Deull elected to invest 100%, 10%, 20%, 30% and 20%, respectively, of her/his fiscal 2001 bonus, in respect of which 18,382, 1,505, 1,973, 2,417 and 1,242 RSUs, respectively, were allocated to them in fiscal 2002. Ms. Marcus, Ms. Forte, Mr. McEnery and Mr. Deull elected to invest 10%, 30%, 20% and

10%, respectively, of her/his fiscal 2000 bonus, in respect of which 2,388, 4,578, 2,654 and 916 RSUs, respectively, were allocated to them in fiscal 2001. (3) For Mr. Robinson, All Other Compensation for fiscal 2003, 2002 and 2001 includes $6,050, $5,550, and $5,150, respectively, in matching contributions made by the Company for Mr. Robinson's benefit under the 401(k) Plan and for fiscal 2002 and 2001 includes $233,290, and $233,577, respectively, representing the annual premium paid by the Company in respect of a split dollar life insurance policy for the benefit of Mr. Robinson and Helen Benham, which premiums represent the non-term life insurance portion of such policy. The Company did not pay any of the premium in respect of such policy in fiscal 2003. All premiums paid by the Company in respect of the non-term portion of the split dollar life insurance policy will be repaid to the Company (without interest) not later than upon the death of the last to survive of Mr. Robinson and Ms. Benham. The split dollar life insurance arrangements for the benefit of Mr. Robinson and Ms. Benham were approved by the Board of Directors of the Company. The amounts shown for the other Named Executives reflect the matching contributions made by the Company under the 401(k) Plan. Option Grants in Fiscal 2003 The following table sets forth information concerning individual stock option grants made to the Named Executives during the fiscal year ended May 31, 2003.

	Individual Grants (1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	5% ($)	10% ($)
Richard Robinson	5,850	0.4%	$36.23	7/18/12	$133,291	$337,787
Barbara A. Marcus	30,080	2.2%	$36.23	7/18/12	$685,368	$1,736,858
Deborah A. Forte	28,040	2.0%	$36.23	7/18/12	$638,887	$1,619,066
Kevin J. McEnery	27,180	1.9%	$36.23	7/18/12	$619,262	$1,569,408
Charles B. Deull	22,040	1.6%	$36.23	7/18/12	$502,178	$1,272,618

(1) All options are exercisable for Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant. All options are exercisable in four equal annual installments beginning one year from the date of grant, except for 5,850, 5,080, 3,040, 2,180 and 2,040 options granted to each of Mr. Robinson, Ms. Marcus, Ms. Forte, Mr. McEnery and Mr. Deull, respectively, which vest 100% on the first anniversary from the date of grant and were received in lieu of 10% of the bonus he or she would have otherwise received under the Company's Executive Performance Incentive Plan for fiscal 2002. (2) The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the SEC and therefore are not intended to forecast the possible future appreciation of the price of the Common Stock. Although permitted by SEC rules, the Company did not use an alternate formula for grant date valuation because the Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatility factors. No gain on the stock options awarded to the Named Executives is possible without appreciation in the price of the Common Stock during the applicable period.

Aggregated Option Exercises in Fiscal 2003 and 2003 Fiscal Year-End Option Values The following table sets forth information concerning options exercised during the fiscal year ended May 31, 2003 by the Named Executives together with the number and value of the unexercised options held by such persons at May 31, 2003.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End(1) ($) Exercisable/Unexercisable
Richard Robinson	—	—	1,014,152/ 5,850	$7,819,047 / $0
Barbara A. Marcus	—	—	410,044 / 73,830	$3,639,092 / $0
Deborah A. Forte	—	—	351,900 / 50,540	$1,567,195 / $0
Kevin J. McEnery	—	—	406,766 / 27,180	$2,531,778 / $0
Charles B. Deull	—	—	388,228 / 48,750	$1,432,326 / $0

(1) Based on the per share closing price of the Common Stock of $31.13 on May 31, 2003 as reported on the NASDAQ-National Market System.

Pension Plan The Company maintains a retirement plan for substantially all of its employees based in the United States, including the Named Executives (the "Retirement Plan"). As a cash balance plan, the Retirement Plan provides participants with benefits based on monthly contributions and interest credits. Individual participant contributions are not required under the Retirement Plan. The Retirement Plan provides for an annual allocation by the Company to a participant's account, calculated as follows: for less than five years of service, 3.5% of the first $25,000 of annual base pay and 2.0% of the remainder up to the government-mandated maximum limit for five years but less than ten years of service, 4.5% of the first $25,000 of annual base pay and 3.0% of the remainder up to the government-mandated maximum limit for ten years of service but less than 20 years of service, 5.5% of the first $25,000 of annual base pay and 4.0% of the remainder up to the government-mandated maximum limit and for 20 years or more of service, 6.5% of the first $25,000 of annual base pay and 5% of the remainder up to the government-mandated maximum limit. Interest on account balances is accrued monthly based on the average rate for one-year U.S. Treasury Bills plus 1.0%. Participants in the Retirement Plan become fully vested in their accrued benefits upon completion of five years of service. Vested retirement benefits are payable in the form of a lump-sum or annuity payment upon retirement, termination, death or disability. At August 1, 2003, Ms. Marcus, Ms. Forte, Mr. McEnery and Mr. Deull, had earned estimated annual benefit payments under the Retirement Plan of $56,577, $8,456, $19,752 and $8,199, respectively.

The Retirement Plan was amended and restated to a cash balance plan effective June 1, 1999. All plan participants as of July 1, 1998 who were at least age 50 at such time were given the option to remain under a modified version of the Retirement Plan's benefit formula used prior to such amendment and restatement. Mr. Robinson elected to continue participation under such prior benefit formula. This formula provides covered participants with retirement benefits based upon career average compensation. Individual participant contributions are not required and the Company makes all required contributions. The formula provides for an annual benefit payable at retirement equal to, for each year of credited service, 1.5% of that portion of the participant's basic annual compensation up to $13,650, plus 2.0% of that portion of the participant's basic annual compensation in excess of $13,650. On May 22, 2003, the Retirement Plan Committee of the Board, upon the recommendation of the Human Resources and Compensation Committee of the Board, approved an amendment to the Retirement Plan that provides for supplemental retirement benefits for Mr. Robinson, increasing his annual retirement benefit by $14,366. At August 1, 2003, Mr. Robinson had earned an estimated annual benefit payment using the prior benefit formula, including the supplemental benefit, of $88,559, payable upon retirement. The Human Resources and Compensation Committee's
Report on Executive Compensation The Company's compensation program for its executive officers and other senior management is administered by the Human Resources and Compensation Committee (the "HRCC") of the Board of Directors. The HRCC believes that compensation for executive officers and other senior management should be determined according to a competitive framework, taking into account the financial performance of the Company, individual contributions, teamwork and division results. Such factors are critical to enhancing the value and continued development of the Company's operating segments, which in turn builds stockholder value. In determining the compensation of the Company's executive officers, the HRCC seeks to achieve the following objectives through a combination of fixed and variable compensation:

  •
  Pay Competitively—Provide a total compensation package that is consistent with competitive practices, enabling the Company to attract, motivate and retain qualified executives; and

  •
  Pay for Performance—Create a direct link between the aggregate compensation paid to each executive officer and the financial performance of the Company and the results of the specific business division for which the executive is responsible, as well as specific corporate goals identified from time to time; and

  •
  Executives as Stockholders—Link a portion of each executive officer's compensation opportunity directly to the value of the Common Stock through the use of stock-based awards.

    The programs adopted in order to implement the HRCC's compensation philosophy and to reflect the Company's financial performance have been developed with the assistance of independent consultants and counsel. The HRCC periodically reviews the Company's compensation practices in light of the HRCC's compensation philosophy, and views variable compensation as an integral part of the total compensation package.

    Competitive Base Salaries

    In establishing each executive officer's base salary, the HRCC considers several factors, including individual performance, competitive market conditions for recruiting and retaining executive talent and changes in responsibilities.

    Base salaries are reviewed annually and generally approximate the median level of competitive rates, as adjusted for individual performance. In determining base salaries, the HRCC's focus is on recruiting and retaining executive talent. Accordingly, the HRCC considers the executive compensation of a broad group of companies in the publishing and entertainment fields, including the companies comprising the "Peer Group" used in the Stock Performance Graph in this proxy statement. As a general practice, the Company does not enter into employment agreements with executive officers. During fiscal 2003, the base salaries of executive officers were generally increased in accordance with the foregoing practices.

    Annual Bonus Incentive

    For fiscal 2003, the Company's annual bonus targets were established by the HRCC based on corporate and divisional performance. Bonus potentials for executive officers were set at percentages of their base salaries deemed appropriate for their current positions and are generally based on earnings per share targets, divisional performance and other objectives specified by the HRCC, including certain diversity goals, subject to meeting a threshold earnings per share target before any portion of bonus is paid. Bonus awards for the Named Executives were set and determined under the Company's stockholder-approved Executive Incentive Performance Plan, which is designed to be exempt from the application of Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), as discussed below. No bonus was earned by participants in respect of fiscal 2003 and, based on its review of the Company's overall performance during fiscal 2003, and in keeping with its goal of "pay for performance," the HRCC did not otherwise recommend any discretionary bonus payments for senior management in respect of fiscal 2003.

    Equity-Based Incentives

    Stock options historically have been the Company's form of equity-based incentives and its primary form of long-term incentive compensation. The Company grants stock options as part of executive compensation as a means to encourage superior performance and to more directly link the economic interests of executives with those of other stockholders.

    The Scholastic Corporation 2001 Stock Incentive Plan (the "2001 Plan") provides for the grant of non-qualified stock options, incentive stock options, restricted stock and other stock-based awards. The 2001 Plan also authorizes the HRCC to grant to specified employees of the Company reload and transfer rights in connection with stock option grants. While the HRCC anticipates that stock options will remain the Company's primary form of long-term compensation, and to date only non-qualified options have been granted under the 2001 Plan, the HRCC recommended that the 2001 Plan include optional design and award features in order to make the 2001 Plan more competitive with the Company's peer group and provide the Company with additional flexibility in structuring an individual's total compensation package, if it determines other forms of stock awards are appropriate in the future. 4,000,000 shares of Common Stock were reserved for issuance under the 2001 Plan, of which 1,215,240 shares currently remain available for grant.

    During fiscal 2003, 234 employees, including 14 executive officers, received stock option awards to purchase an aggregate of 1,392,240 shares of Common Stock. All of the option awards in fiscal 2003 were made at fair market value of the Common Stock on the date of grant. The size of each senior management option award was based on the HRCC's subjective evaluation of a number of factors, including the level of responsibility of the individual, competitive market practice, past grants and other matters relating to the individual's performance and ability to influence corporate results. The actual grant of stock options is made by the Stock Grant Committee of the Board of Directors, which is comprised solely of non-employee directors, each of whom is also a member of the HRCC. In fiscal 2003, Ms. Marcus, Ms. Forte and Mr. McEnery were each awarded options to purchase 25,000 shares of Common Stock and Mr. Deull was awarded options to purchase 20,000 shares of Common Stock, all of which vest in four equal annual installments commencing on the first anniversary of the date of grant. In addition, in July 2002, options to purchase an aggregate of 33,490 shares of Common Stock were granted to 15 members of senior management in lieu of 10% of their fiscal 2002 cash bonus awards. These options had a one-year vesting period. Of these options, Mr. Robinson, Ms. Marcus, Ms. Forte, Mr. McEnery and Mr. Deull received options to purchase 5,850, 5,080, 3,040, 2,180 and 2,080 shares of Common Stock, respectively. In July 2003, options to purchase an additional 1,124,000 shares of Common Stock were granted to 279 employees, including 13 executive officers, of which Ms. Marcus, Ms. Forte, Mr. McEnery and Mr. Deull received options to purchase 30,000, 35,000, 30,000 and 30,000 shares of Common Stock, respectively.

    In addition to its stock option plans, the Company also maintains two stockholder-approved, stock-based incentive programs: the Scholastic Corporation Employee Stock Purchase Plan (as amended, the "ESPP") and the Scholastic Corporation Management Stock Purchase Plan (the "MSPP"). The ESPP and the MSPP were designed to augment the Company's stock-

    based incentive programs by providing participating employees with equity opportunities intended to further align their interests with the Company and its stockholders. The purpose of the ESPP is to encourage broad-based employee stock ownership. The ESPP is offered to United States-based employees generally. The ESPP permits participating employees to purchase, through after-tax payroll deductions, Common Stock at a 15% discount from the lower of the fair market value of the Common Stock on the first or last business day of each fiscal quarter. On July 15, 2003, the Board of Directors, upon the recommendation of the HRCC, approved an amendment to the ESPP, subject to Class A Stockholder approval, which provides for an increase in the number of shares of Common Stock reserved for issuance under the ESPP by 500,000 shares. A description of the ESPP as proposed to be amended is included herein as Proposal 2 under Matters Submitted to Stockholders.

    Under the MSPP, eligible members of senior management may use all or a portion of their annual cash bonus payments on a tax-deferred basis to make equity investments in the Company at a discounted purchase price. In order to encourage increased participation in the MSPP and based on the recommendation of the Company's independent consultants and a review of practices adopted by other companies, the HRCC recommended that, commencing for fiscal 2002, purchases under the MSPP should be at a 25% discount for senior management (an increase from the previous 15% rate) and that MSPP participants should also be entitled to participate in the ESPP, for which they were previously ineligible. Accordingly, under the amended MSPP, senior management participants could use all or a portion of their annual cash bonus payments on a tax deferred basis to acquire RSUs at a 25% discount from the lowest fair market value of the underlying Common Stock during the first fiscal quarter (ending on August 31) immediately following the fiscal year in respect of which the bonuses are paid. On December 18, 2002, the HRCC approved an additional amendment to the MSPP to provide that certain divisional management would be entitled to participate in the MSPP using a 10% discount for RSU purchases. During the deferral period, which may not be less than three years, bonus payments deferred under the MSPP are allocated as RSUs, based on the applicable acquisition price, which are converted into shares of Common Stock on a 1-to-1 basis upon expiration of the deferral period. During fiscal 2003, 21 members of senior management had elected to participate in the MSPP; however, no RSUs will be allocated to such participants since there were no bonuses paid to senior management for fiscal 2003.

    Compensation of Chief Executive Officer

    Mr. Robinson's compensation is based on the same objectives and policies applicable to all members of senior management and includes base salary, bonus opportunities and stock option grants. Effective October 1, 2002, Mr. Robinson's base salary was increased by 3.5% from $800,000 to $828,000, which was the recommended salary increase percentage for employees generally. During fiscal 2003, the HRCC increased Mr. Robinson's bonus opportunity percentage to 100% of his base salary from 75% in fiscal 2002. In determining Mr. Robinson's base compensation and bonus opportunity for fiscal 2003, the HRCC considered the compensation of the chief executive officers of a broad group of companies in the publishing and entertainment fields, including the companies comprising the "peer group" used in the Stock Performance Graph in this proxy statement, as well as the Company's financial performance for fiscal 2002 and Mr. Robinson's individual performance and long-term contributions to the success of the Company. As discussed above, as a result of the Company's fiscal 2003 performance, neither Mr. Robinson nor other members of senior management received a bonus for fiscal 2003. Also, other than the options to purchase 5,850 shares of Common Stock granted in July 2002 in lieu of the 10% reduction recommended by the HRCC for his 2002 bonus, Mr. Robinson did not receive any grants of stock options during fiscal 2003 or as part of the July 2003 grant.

    Policy as to Section 162(m) of the Code

    Section 162(m) of the Code generally denies a publicly traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers, unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The Company has undertaken to qualify substantial components of the incentive compensation it makes available to its executive officers for the performance exception to nondeductibility. Most equity-based awards available for grant under the Company's equity compensation plans, and all of the equity-based awards actually granted to executive officers, are intended to so qualify. Amounts payable under the Company's stockholder-approved Executive Performance Incentive Plan are also intended to be exempt from the application of Section 162(m) as performance based compensation. However, in appropriate circumstances, the HRCC may in the future deem it appropriate to pay compensation or make incentive or retentive awards that do not meet the performance-based criteria and therefore may not be deductible by reason of Section 162(m).

    The HRCC comprises five outside directors, none of whom is an employee or former employee of the Company. In addition, none of these five directors has a relationship with another corporation or entity that would require specific disclosure of such relationship in the proxy statement or preclude him or her from serving on this committee.

                      Human Resources and Compensation
                      Committee
                      John L. Davies (Chairperson)
                      Ramon C. Cortines
                      Linda B. Keene
                      Peter M. Mayer
                      John G. McDonald

Stock Price Performance Graph The graph below provides an indicator of cumulative total stockholder returns for the Common Stock for the period June 1, 1998 to May 31, 2003 compared with the NASDAQ Composite Index and a composite peer group of publicly traded companies with which the Company competes in its principal operating segments. The members of the peer group are: The McGraw Hill Companies, Reader's Digest Association, Inc., John Wiley and Sons, Inc. and Pearson plc. The graph assumes a $100 investment on June 1, 1998, together with the reinvestment of all dividends, if any, except in the case of Pearson plc, which is included on the basis of a $100 investment as of September 1, 2000, following the initial public offering of its American Depository Receipts in the United States.

MATTERS SUBMITTED TO STOCKHOLDERS

PROPOSAL 1—ELECTION OF DIRECTORS The Amended and Restated Certificate of Incorporation of the Company provides that the holders of shares of Class A Stock, voting as a class, have the right to fix the size of the Board so long as it does not consist of less than three nor more than fifteen directors. The Class A Stockholders have previously fixed the size of the Board at twelve directors. The Board has designated the twelve persons listed below under the sections captioned "Nominees for Election by Holders of Class A Stock" and "Nominees for Election by Holders of Common Stock" for nomination to serve as directors of the Company until the next annual meeting and until their respective successors are elected and qualified, or until their earlier retirement, resignation or removal. Proxies are solicited in favor of the nine nominees to be elected by the holders of Class A Stock and the three nominees to be elected by the holders of Common Stock, and it is intended that the proxies will be voted for such nominees unless otherwise specified. Should any one or more of the nominees become unable to serve for any reason, unless the holders of the Class A Stock provide for a lesser number of directors, the persons named in the enclosed proxy may act with discretionary authority in respect of the election of a substitute nominee or nominees. The Board has no reason to believe that any nominees will be unable to serve. Recommendation The Board recommends that holders of Class A Stock vote FOR each of the nine nominees for election by such holders. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast by the holders of shares of Class A Stock present and entitled to vote on this item at the Annual Meeting is required to elect each of the nominees. The Board recommends that holders of Common Stock vote FOR each of the three nominees for election by such holders. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock present and entitled to vote on this item at the Annual Meeting is required to elect each of the nominees.

Nominees for Election by Holders of Class A Stock

Name	Principal Occupation or Employment	Age	Director Since*
Richard Robinson	Chairman of the Board, President and Chief Executive Officer of the Company	66	1971
Rebeca M. Barrera	President, National Latino Children's Institute, Austin, TX	56	1995
Ramon C. Cortines	Education Consultant, Stanford, CA	71	1995
Charles T. Harris III	Managing General Partner, Harris Capital Partners, L.P., Darien, CT	51	1996
Andrew S. Hedden	Partner, Coudert Brothers LLP, New York, NY	62	1991
Mae C. Jemison	President and Founder, BioSentient Corporation, Houston, TX	46	1993
Peter Mayer	President, The Overlook Press/Peter Mayer Publishers, Inc., New York, NY	67	1999
Augustus K. Oliver	Managing Director, WaterView Advisors LLC, New York, NY	53	1995
Richard M. Spaulding	Executive Vice President of the Company	66	1974

Nominees for Election by Holders of Common Stock

Name	Principal Occupation or Employment	Age	Director Since*
John L. Davies	Private Investor, Washington D.C.	53	2000
Linda B. Keene	Principal, Waterford Marketing Group, Minneapolis, MN	51	1999
John G. McDonald	The IBJ Professor of Finance, Graduate School of Business, Stanford University, Stanford, CA	66	1985

* The dates set forth above indicate the date such director was elected as a director of the Company or its predecessor entity. Richard Robinson. Mr. Robinson has served as Chairman of the Board of the Company and/or Scholastic Inc. since 1982, as Chief Executive Officer since 1975 and as President since 1974. He has held various executive management and editorial positions with the Company since joining in 1962.

Rebeca M. Barrera. Ms. Barrera is the President of the National Latino Children's Institute, a non-profit organization founded in 1997 and located in San Antonio, Texas. NLCI creates a voice for young Latinos and implements programs and services that help build healthy communities throughout the country. From 1990 to 1997, Ms. Barrera was Executive Director of the Corporate Child Development Fund, and she also owned and managed childcare centers, developed curriculum and was a faculty member at both the public school and university level. Ramon C. Cortines. Mr. Cortines was Executive Director of the Pew Network for Standards-Based Reform at Stanford University from 1996 until December 31, 2001. In the spring of 1999, he was a Lecturer of Education at Harvard University. In 2000, he served as the interim Superintendent of Schools for Los Angeles County. During 1998, he served as interim director of the Annenberg Institute for School Reform at Brown University. From March to August 1997, he was the acting Assistant Secretary for the office for Educational Research and Improvement. From February through August of 1993, he served as Assistant Secretary (designate) for Intergovernmental and Interagency Affairs and for Human Resources, United States Department of Education. From 1993 to 1995, he was Chancellor of the New York City Public School System. In December 1992, Mr. Cortines chaired a Department of Education transition team for then President-elect Bill Clinton. Since 1956, Mr. Cortines has served six school districts, including as Superintendent of Schools for Pasadena (11 years), San Jose (2 years) and San Francisco (6 years). Mr. Cortines is also a Trustee of The J. Paul Getty Trust and Brown University and a member of the Board of Directors of Special Olympics International. Charles T. Harris III. Mr. Harris is the Managing General Partner of Harris Capital Partners, L.P. He was a managing director with the investment firm of Goldman, Sachs & Co. from 1999 until his retirement in 2002 and a general partner from 1988 to 1996. He is a trustee of Phillips Exeter Academy and a director and Chairman of the Alliance for Young Artists & Writers, Inc. Mr. Harris is also a director of the Georgia Gulf Corporation. Andrew S. Hedden. Mr. Hedden has been a partner of the law firm of Coudert Brothers LLP since 1975 and has been associated with the firm since 1968. Mae C. Jemison. Dr. Jemison is the president of BioSentient Corporation, a medical technology company she founded in 2001 that develops and markets ambulatory equipment to monitor the autonomic nervous system and to train people to respond favorably in stressful situations. She is also the President of The Jemison Group, a technology consulting company that focuses on the integration of science and technology into everyday life and social responsibility. Dr. Jemison founded and chairs The Earth We Share (TEWS), an international science camp for students age 12-16 from around the world. Dr. Jemison is an A.D. White Professor-at-Large at Cornell University and was a professor of Environmental Studies at Dartmouth College from 1996-2003. She served as a National Aeronautics and Space Administration (NASA) astronaut from 1987 to 1993 and was a member of the Space Shuttle Endeavour Flight in September 1992. She is also a director and member of the audit committees of Kimberly-Clark Corporation and Valspar Corporation. Peter Mayer. Mr. Mayer has been President of The Overlook Press/Peter Mayer Publishers, Inc. since 1997. From 1978 to 1996, he was Chairman of the Board and Chief Executive Officer of the Penguin Group Companies, overseeing its operations in the United States, the United Kingdom, Canada, Australia, New Zealand, Holland and India. From 1976 to 1978, he was President and Publisher of Pocket Books. He has also served as Editor-in-Chief, Publisher and President of Avon Books. In 1996, Mr. Mayer was awarded the Chevalier and Officier of the Order des Arts et des Lettres by the French Ministry of Culture and the Foundation of Publishers' and Booksellers' Association's India Award for Outstanding Contribution to International Publishing. In 1995, he was the recipient of the Literary Marketplace Person of the Year Award (New York City) as the Most Distinguished Publisher of 1995. Augustus K. Oliver. Mr. Oliver has been a Senior Managing Director of WaterView Advisors LLC, a private equity investment firm, since October 1999. Prior to joining WaterView, Mr. Oliver was a private investor with Oliver Management. From 1984 to 1995, he was a partner at the investment banking and management firm of Gollust, Tierney and Oliver, and from 1975 to 1984, he practiced law with the firm of Skadden, Arps, Slate, Meagher and Flom, becoming a partner in 1983. Mr. Oliver is the grandson of a former Chairman of the Board of Directors of Scholastic Inc. Richard M. Spaulding. Mr. Spaulding has served as Executive Vice President of the Company and/or Scholastic Inc. since 1974. He has held various executive management positions with the Company since joining in 1960. John L. Davies. Mr. Davies is a private investor. In addition, he serves as a special advisor to General Atlantic Partners, a private equity investment firm. Mr. Davies retired from AOL in 2002, which he had joined in 1993 as Senior Vice President. In 1994, he founded AOL International, where he served as President until becoming Senior Advisor in 2000. Before joining AOL, Mr. Davies was Managing Director of Citicorp's London-based consumer mortgage business. Prior to that, he was Vice President, Europe for RCA records, having previously been employed at General Electric for ten years in consumer marketing management positions. He is also a director and member of the compensation committee of Tickets.com. Linda B. Keene. Ms. Keene is a principal of Waterford Marketing Group, an independent consultant agency for marketing and organizational issues. Previously, she was Vice President of Market Development for American Express Financial Advisors from 1994 to 2001, where she was responsible for marketing and business research, competitive analysis, advertising, brand development, consumer communications and seminar event marketing. From 1987 to 1994, she was with The Pillsbury Company, serving as Vice President of Marketing Services from 1992 to 1994. Her professional associations include memberships in the Executive Leadership Council, the National Black MBA Association and the National Association of Female Executives. Ms. Keene serves as Board Secretary of the YMCA of Metropolitan Minneapolis. She is also a director and a member of the nominating and governance committee of The Huffy Corporation. John G. McDonald. Professor McDonald joined the faculty of Stanford University Graduate School of Business, where he is The IBJ Professor of Finance, in 1968. Professor McDonald serves on the Boards of Directors of Varian, Inc., Plum Creek Timber Co., Capstone Turbine Corp., iStar Financial, Inc. and eight investment companies managed by Capital Research and Management Co. From January 1987 until January 1990, Professor McDonald was a member (and Vice Chairman in 1989-90) of the Board of Governors of the National Association of Securities Dealers, Inc. Meetings of the Board of Directors and its Committees Five meetings of the Board of Directors were held during the 2003 fiscal year. All incumbent directors attended 75% or more of the aggregate of such meetings and of the meetings held by all standing committees of the Board of which they were a member. The following are the current members and functions of the standing committees of the Board of Directors. Executive Committee. Richard Robinson (Chairperson), Charles T. Harris III, Andrew S. Hedden, Peter M. Mayer, Augustus K. Oliver and Richard M. Spaulding are the members of the Executive Committee. In the intervals between meetings of the Board of Directors, the Executive Committee is authorized to exercise, with certain exceptions, all of the powers of the Board in the management of the business and affairs of the Company. All actions taken by the Executive Committee are submitted for ratification by the Board. No meetings of the Executive Committee were held during the fiscal year ended May 31, 2003. Audit Committee. Augustus K. Oliver (Chairperson), John L. Davies and Linda B. Keene are the members of the Audit Committee. Each member of the Audit Committee is independent of the management of the Company, neither a current nor former employee of the Company or its subsidiaries, and free of any relationship that, in the judgment of the Board of Directors, would interfere with his or her exercise of independent judgment as a committee member. All Audit Committee members are also financially literate, and at least one member has accounting or related financial management expertise. During fiscal 2003, in order to fulfill its responsibilities to the stockholders and the investment community, this committee reviewed the corporate accounting and financial reporting practices of the Company, including its disclosure controls, and the quality and integrity of the financial reports of the Company, including a review of the Company's Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. This committee also appointed the accounting firm to act as independent auditors for the fiscal year ended May 31, 2003. During fiscal 2003, the committee met with both the internal and the independent auditors, with and without the presence of company management, to discuss the scope, staffing and procedures of their respective audit plans for the year. The committee also discussed the proposed fee for the audit and the results of the audit with the independent auditors (including the comments or recommendations arising therefrom). In addition, this committee reviewed the Company's financial accounting policies and decisions, including reports thereon from the independent auditors, and reported thereon to the Board prior to the issuance of the annual financial statements. Furthermore, this committee reviewed any non-audit services proposed to be performed by the independent auditors and considered the possible effects of such services on the auditors' independence. The Audit Committee held nine meetings during the fiscal year ended May 31, 2003. Four of the meetings were held for the purpose of reviewing and discussing the Company's Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Retirement Plan Committee. Richard M. Spaulding (Chairperson), Charles T. Harris III, Andrew S. Hedden and Augustus K. Oliver are the members of the Retirement Plan Committee. This committee acts on behalf of the Board in its capacity as settlor of the trust underlying the Retirement Plan and the 401(k) Plan (collectively "the Plans"), and with respect to the powers enumerated therein, including, without limitation, the power to amend or terminate the Plans. This committee also oversees the Administrative Committee, comprised of Company employees who are responsible for the day-to-day administration of the Plans. In addition, this committee approves the appointment of one or more trustees, or other professionals, necessary for the proper administration and operation of the Plans. Furthermore, this committee, which reports its actions to the Board, oversees the policies and practices related to the Plans and evaluates the Company's overall retirement benefit plan philosophy and the Plans in the context of the Company as a separate company and competitively within the publishing industry. This committee also reviews investment performance under the Plans. The Retirement Plan Committee held three meetings during the fiscal year ended May 31, 2003. Human Resources and Compensation Committee. John L. Davies (Chairperson), Ramon C. Cortines, Linda B. Keene, Peter Mayer and John G. McDonald are the members of the Human Resources and Compensation Committee. This committee has the responsibility for setting the compensation of the Chief Executive Officer and reviewing the recommendations of the Chief Executive Officer for compensation of the other executive officers and other members of senior management prior to approval by the Board. This committee evaluates the Company's overall compensation plans and practices as a separate company and competitively within the industry.

This committee, in overseeing the administration of all of the Company's compensation plans and arrangements, reviews and approves the annual bonus award target payouts (including awards under the Company's Executive Performance Incentive Plan) and any proposed contractual relationships with executive officers and also reviews the Company's recruitment practices, including the Company's Human Resource and Diversity Programs. Each member of the committee is independent of the management of the Company and free of any relationship that, in the judgment of the Board, would interfere with his or her exercise of independent judgment as a committee member. Members of this committee may not be employees or former employees of the Company or its subsidiaries, nor may their membership on this committee disqualify the Company for available exemptions pursuant to Section 162(m) of the Code or Rule 16b-3 under the Exchange Act. The Human Resources and Compensation Committee held five meetings during the fiscal year ended May 31, 2003. Nominating Committee. Ramon C. Cortines (Chairperson), Rebeca M. Barrera, Charles T. Harris III and Mae C. Jemison are the members of the Nominating Committee. This committee identifies and recommends to the Board candidates for election as directors, and recommends any changes it believes desirable in the size and composition of the Board as well as Board committee structure and membership. The Nominating Committee held two meetings during the fiscal year ended May 31, 2003. The Nominating Committee would be pleased to receive suggestions from stockholders about persons it should consider recommending as possible members of the Board. Any such suggestions should be sent to the Nominating Committee of the Board of Directors, c/o Corporate Secretary, Scholastic Corporation, 557 Broadway, New York, New York 10012. Stock Grant Committee. John G. McDonald (Chairman), John L. Davies, Linda B. Keene and Peter M. Mayer are the standing members of the Stock Grant Committee and, as permitted under Delaware law, Ramon C. Cortines is an alternate member of the Stock Grant Committee. The committee authorizes and approves grants, awards or issuances of options, warrants, restricted stock or other rights under the Company's stock-based compensation plans. Each member (or alternate) of the committee is independent of the management of the Company and free of any relationship that, in the judgment of the Board, would interfere with his or her exercise of independent judgment as a committee member. Members of this committee may not be employees or former employees of the Company or its subsidiaries, nor may their membership on this committee disqualify the Company for available exemptions pursuant to Section 162(m) of the Code or Rule 16b-3 under the Exchange Act. This committee held five meetings during the fiscal year ended May 31, 2003. Strategic Planning Committee. Mae C. Jemison (Chairperson), Rebeca M. Barrera, Ramon C. Cortines, Peter M. Mayer and Richard M. Spaulding are members of the Strategic Planning Committee. This committee advises the Company's management on achieving and implementing its strategic plan and reports its findings to the Board. This committee held one meeting during the fiscal year ended May 31, 2003.

Director Compensation For the fiscal year ended May 31, 2003, each non-employee director of the Company (an "Outside Director") was paid a cash annual retainer of $25,000 for his or her services as a director, a fee of $5,000 if he or she was the chairperson of a standing Board Committee, except in the case of the chairperson of the Audit Committee, who received a $10,000 fee, and an attendance fee of $1,500 for attendance at each Board or Committee meeting, whether in person or telephonically. The Company reimburses directors for travel, lodging and related expenses they may incur in connection with their services as directors. Under the terms of the Scholastic Corporation 1997 Outside Directors' Stock Option Plan, as amended (the "1997 Directors' Plan"), an option to purchase 6,000 shares of Common Stock at a purchase price per share equal to the fair market value of a share of Common Stock on the date of grant is automatically granted to each Outside Director on the date of the annual meeting of stockholders. As a result, in fiscal 2003 each Outside Director (other than Andrew S. Hedden, who declined his award) was granted options to purchase 6,000 shares of Common Stock on September 24, 2002, at an exercise price of $43.54 per share. The options vest one year from the date of grant and expire on September 24, 2012. Under the terms of the Scholastic Corporation Directors' Deferred Compensation Plan, directors are permitted to defer 50% or 100% of their cash retainers and meeting fees. Deferred amounts accrue interest at a rate that extrapolates a 30-year Treasury bill rate and are paid in cash upon the later of termination from Board service or age 62, unless paid earlier due to death, disability, change of control of the Company or severe financial hardship. Two directors have chosen to have 100% of their director's compensation deferred. For the fiscal year ended May 31, 2003, the Company recorded $21,731 in accrued interest expense under this plan. Certain Relationships Andrew S. Hedden is a partner of the law firm of Coudert Brothers LLP, which has provided legal services to the Company in the past and is expected to continue to do so in the future.

Equity Compensation Plan Information The following table presents information regarding the Company's equity compensation plans at May 31, 2003:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation plans approved by security holders	6,852,258	$28.65	2,838,350	(1)
Equity Compensation plans not approved by security holders	—	$—	—

Total	6,852,258	$28.65	2,838,350	(1)

(1) Includes 75,939 shares of Common Stock under the ESPP; 299,671 shares of Common Stock under the MSPP; and 2,411,250 shares of Common Stock under the 2001 Plan, which may be issued pursuant to the exercise of stock options or as restricted stock or other stock-based awards. PROPOSAL 2—APPROVAL OF AN AMENDMENT TO THE SCHOLASTIC
CORPORATION EMPLOYEE STOCK PURCHASE PLAN As of June 1, 1999, the Company began offering the opportunity to participate in the ESPP to its United States-based employees. The ESPP was approved by written consent of the Class A Stockholders on November 30, 1998. The Board believes that the ESPP helps the Company attract and retain employees by providing participating employees with equity opportunities intended to further align their interests with the Company and its stockholders. The purpose of the ESPP, which is designed to qualify under Section 423 of the Code, is to encourage broad-based employee stock ownership. The number of employees participating in the ESPP has increased steadily since inception and, as of the date hereof, approximately 1,300 employees currently participate and a total of 324,061 shares have been issued under the ESPP, with 75,939 shares remaining available for issuance. Pursuant to the ESPP, employees of the Company and its designated subsidiaries may periodically purchase shares of Common Stock at a discount through payroll deductions. On July 15, 2003, the Board unanimously adopted an amendment to the ESPP to provide for an increase in the number of shares of Common Stock available for issuance under the ESPP by 500,000 shares, in addition to the 75,939 shares currently remaining available. Such increase is necessary in order to provide for the issuance of shares consistent with current and anticipated participant purchase elections. A copy of the proposed amendment to the ESPP is attached hereto as Appendix A.

Summary of the ESPP Eligibility. To be eligible to participate in the ESPP, an employee must (i) be employed by the Company or certain of its subsidiaries for at least 20 hours per week, (ii) not own 5% or more of the combined voting power or value of the Company's capital stock or that of any related company, and (iii) have been employed for at least six months prior to the first day of an offering period. Outside Directors are not eligible to participate in the ESPP. As of July 31, 2003, approximately 6,900 employees were eligible to participate in the ESPP, including 13 executive officers. Offering Periods. The ESPP is divided into three-month offering periods that begin on June 1, September 1, December 1 and March 1 of each year and end, respectively, on the following August 31, November 30, February 28 and May 31. During each offering period, participating employees accumulate funds in an account used to buy Common Stock through payroll deductions. At the end of each offering period, the purchase price is determined and the participating employee's accumulated funds are used to purchase shares of Common Stock. Limitations on the Number of Shares Purchased. Payroll deductions accrue at a rate of not less than 1% and not more than 10% of the employee's base pay during each payroll period in the offering period. No employee may purchase more than $25,000 worth of Common Stock (based on the fair market value of the Common Stock on the first day of an offering period, which under the terms of the ESPP is the closing price of the Common Stock on the NASDAQ National Market System on that date) during any calendar year under the ESPP or any other employee stock purchase plan intended to meet the requirements of Section 423 of the Code. Purchase Price. The purchase price per share of Common Stock is 85% of the lesser of (i) the fair market value of the Common Stock on the first day of an offering period and (ii) the fair market value of the Common Stock on the last day of an offering period. On August 1, 2003, the closing price for the Common Stock was $28.70 per share. Shares Available for Grant. Under the ESPP, 200,000 shares of Common Stock (400,000 shares as adjusted following the 100% stock dividend in the form of a 2-for-1 stock split paid on January 16, 2001 (the "Stock Split")) were originally reserved for issuance. The maximum number of shares of Common Stock that will be available for further issuance under the ESPP, if this Proposal is approved by the Class A Stockholders, will be 575,939 shares, consisting of 500,000 additional shares to be authorized by the proposed amendment and 75,939 shares previously authorized and remaining available for issuance. Shares reserved for issuance under the ESPP are subject to adjustment for stock dividends, stock splits and certain other events as provided in the ESPP. The Common Stock issued under the ESPP will be from the Company's authorized but unissued shares of the Common Stock or from treasury stock.

Effect of Termination. Employees have no right to acquire Common Stock under the ESPP in the event of termination of employment for any reason prior to the last business day of an offering period. Upon termination of employment, the Company will pay the cash balance in the employee's account to the employee or to his or her estate. No interest will be paid on such amounts. Administration. The ESPP is administered by the HRCC, which is authorized to interpret the ESPP and to make such rules and regulations as it deems necessary in connection therewith, so long as any such interpretation or other action taken by the HRCC does not conflict with the requirements of Section 423 of the Code. Amendment of the ESPP. The Board or the HRCC has the power to amend, suspend or terminate the ESPP, except that neither the Board nor the HRCC may amend the ESPP without stockholder approval if such approval is required by Section 423 of the Code. Federal Income Tax Consequences. The following discussion summarizes the material federal income tax consequences to the Company and the participating employees in connection with the ESPP under existing applicable provisions of the Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this Proxy Statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, estate, inheritance, local or foreign tax laws. Under the Code, the Company is deemed to grant employees participating in the ESPP an "option" on the first day of each three-month offering period to purchase as many shares of Common Stock as the employee will be able to purchase with the amounts expected to be credited to his or her account during the offering period. On the last day of the offering period, the purchase price is determined and the employee is deemed to have exercised the "option" and purchased that number of shares of Common Stock that his or her accumulated payroll deductions will purchase at the purchase price. Under Section 423 of the Code, no taxable income is recognized by participants in the ESPP at the beginning or end of the offering period. The required holding period for favorable tax treatment under Section 423 of the Code upon disposition of any Common Stock acquired under the ESPP is the later of: (i) two years after the "option" is granted (the first day of an offering period) or (ii) one year after the "option" is exercised and the Common Stock is purchased (the last day of an offering period). Thus, the Common Stock generally must be held for at least one year and nine months after it is purchased to gain favorable tax treatment. When any Common Stock purchased under the ESPP is disposed of after this period, the employee realizes ordinary income to the extent of the lesser of: (a) the amount by which the fair market value of the Common Stock at the time the "option"

was granted exceeded the "option price" and (b) the amount by which the fair market value of the Common Stock at the time of the disposition exceeded the "option price." The "option price" is equal to 85% of the lesser of: (1) the fair market value of the Common Stock on the first day of the offering period and (2) the fair market value of the Common Stock on the last day of the offering period. Any further gain is taxed at long-term capital gain rates. If the sale price is less than the "option price," there is no ordinary income and the employee recognizes a long-term capital loss. When an employee sells Common Stock purchased under the ESPP before the expiration of the required holding period, the employee generally recognizes ordinary income to the extent of the difference between the price actually paid for the Common Stock and the fair market value of the Common Stock at the date option was exercised (the last day of an offering period), regardless of the price at which the Common Stock is sold. If the sale price is less than the fair market value of the Common Stock at the date of exercise, then the employee will also have a capital loss equal to such difference. Even though an employee who meets the requisite holding period must treat part of his or her gain on a disposition of the Common Stock as ordinary income, the Company may not take an income tax deduction for such amount. However, if an employee disposes of Common Stock before the end of the requisite holding period, the amount of income that the employee must report as ordinary income qualifies as an income tax deduction for the Company during the year of such disposition. Recommendation The Board recommends that the holders of the Class A Stock vote FOR the approval of Proposal 2. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of the Class A Stock present and entitled to vote thereon at the Annual Meeting is required to approve Proposal 2.

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE SCHOLASTIC
CORPORATION 1997 OUTSIDE DIRECTORS' STOCK OPTION PLAN The 1997 Directors' Plan, which was initially approved by the holders of the Class A Stock on September 16, 1997, provides for the automatic grant of options to purchase shares of Common Stock to Outside Directors on an annual basis. On September 20, 2001, the Board approved an amendment to the 1997 Directors' Plan to increase the number of options granted annually to 6,000 from 3,000 following the Stock Split. Such amendment did not require the approval of the Class A Stockholders. On July 15, 2003, the Board, upon the recommendation of the HRCC, unanimously approved an additional amendment to the 1997 Directors' Plan, subject to approval by the Class A Stockholders at the Annual Meeting. The proposed amendment (i) increases the number of shares of Common Stock that may be issued upon the exercise of options granted under the 1997 Directors Plan by 270,000 shares and (ii) clarifies that the HRCC has the authority to make appropriate equitable adjustments under the Plan in the event that certain changes in the capitalization of the Company occur. A copy of the proposed amendment is attached hereto as Appendix B. The Company currently has in effect the Scholastic Corporation 1992 Outside Directors' Stock Option Plan, which provided for option grants to Outside Directors upon their joining the Board, and the 1997 Directors' Plan. The 1997 Directors' Plan replaced the 1992 Directors' Stock Option Plan, under which no further options may be granted. As of the date of this proxy statement, 24,000 shares of Common Stock remained available for issuance upon the exercise of options to be granted under the 1997 Directors' Plan. The purpose of the 1997 Directors' Plan is to use periodic stock option grants to attract and retain the services of experienced and knowledgeable Outside Directors, while further aligning their interests with the Company and its stockholders. Under the terms of the 1997 Directors' Plan, each Outside Director is automatically granted, on the date of the annual meeting of stockholders in each year, a stock option to purchase 6,000 shares of Common Stock at a purchase price per share equal to the fair market value of a share of Common Stock, determined under the terms of the plan as the average of the high and low price of the Common Stock on such date. Under the 1997 Directors' Plan, 180,000 shares of Common Stock (360,000 shares as adjusted following the Stock Split) were originally reserved for issuance upon the exercise of options to be granted to Outside Directors, of which 24,000 shares of Common Stock remain available for issuance. The proposed amendment provides for an additional 270,000 shares to be available for issuance, and therefore the maximum number of shares of Common Stock that will be available for issuance under the 1997 Directors' Plan as proposed to be amended will be 294,000 shares. Currently, there are nine directors participating in the 1997 Directors' Plan. Accordingly, the current Outside Directors as a group would receive annual automatic grants of options to purchase an aggregate of 54,000 shares of Common Stock under the 1997 Directors' Plan. During the last fiscal year, a total of 54,000 stock options were granted to nine Outside Directors under the 1997 Directors' Plan at an exercise price of $43.54 per share. The 1997 Directors' Plan provides for certain adjustments to be made with respect to outstanding options and shares remaining available for issuance in the event that changes in the capitalization of the Company occur as a result of certain events, such as a stock dividend, stock split, combination of shares, recapitalization, merger or similar corporate event. The proposed amendment clarifies that the HRCC will have the authority to determine the appropriate adjustments to be made upon the occurrence of such events. In addition, the proposed amendment clarifies that such adjustments include appropriate adjustments to the number and type of shares or other securities to be subject to the automatic annual option grant to participating Outside Directors as a result of the occurrence of any such event, as well as to the number or type of shares or other securities to be issued in respect of outstanding options and reserved for future option grants. Except as described below, each option granted to an Outside Director under the 1997 Directors' Plan will expire on the tenth anniversary of the date of grant and may not be exercised during the twelve-month period immediately following the date of grant. In the event an Outside Director ceases to be a director other than on account of death or disability, options may be exercised within six months thereafter, but only to the extent exercisable at the date he or she ceased to be a director. In the event an Outside Director ceases to be a director by reason of disability, options may be exercised in full within twelve months thereafter, regardless of whether or not the initial twelve-month vesting period had been met at the date he or she ceased to be a director. In the event an Outside Director dies while serving as a director or within three months after cessation of service as a director (twelve months if the cessation of service was caused by disability), options may be exercised within twelve months thereafter to the extent otherwise exercisable at the date of death, except that, in the case of the death of an Outside Director while serving as a director, options will be exercisable in full regardless of whether or not the initial twelve-month vesting period had been met at the date of death. Notwithstanding the foregoing, in no event may an option granted under the 1997 Directors' Plan be exercised within six months of its date of grant or after its original ten-year expiration date. The 1997 Directors' Plan provides that options may be exercised at any time and from time to time during the period that they are exercisable and may not be transferred by the Outside Director other than by will or the laws of descent and distribution. An option granted under the 1997 Directors' Plan may be exercised by paying the exercise price in cash or Common Stock or any combination of cash and Common Stock having a value equal to the exercise price.

The 1997 Directors' Plan is administered by the Board. The administration of the 1997 Directors' Plan includes the authority to adopt and revise administrative rules, guidelines and practices governing the plan, to interpret the terms thereof and of any option granted thereunder and to settle any claims or disputes arising thereunder. Since the grant of options and the terms thereof are non-discretionary under the 1997 Directors' Plan, the Board will have no discretion as to the selection of individuals to receive options, the number of shares to be covered by any option or the pricing or timing thereof. There is no immediate federal income tax effect on the grant of a stock option under the 1997 Directors' Plan; the Outside Director does not recognize taxable income, and the Company does not receive a tax deduction. When stock options are exercised, the Outside Director will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise, and the Company is entitled to a tax deduction in the same amount. When shares of Common Stock received upon exercise of a stock option are sold, any gain or loss will be treated by the Outside Director as either long- or short-term capital gain or loss, depending on how long the shares have been held. Recommendation The Board recommends that the holders of the Class A Stock vote FOR the approval of Proposal 3. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of the Class A Stock present and entitled to vote thereon at the Annual Meeting is required to approve Proposal 3.

INDEPENDENT PUBLIC ACCOUNTANTS The Audit Committee has appointed Ernst & Young LLP (E&Y) to be the independent auditors of the Company for the fiscal year ending May 31, 2004. A representative of E&Y will be present at the Annual Meeting and will be afforded the opportunity to make a statement. Such representative will also be available to respond to appropriate questions. The aggregate fees billed by E&Y for professional services to the Company were $2,142,154 for fiscal 2003 and $2,116,000 for fiscal 2002. The total fees for services provided by E&Y to the Company during the fiscal years ended May 31, 2003 and May 31, 2002 are summarized in the table below:

	Fiscal 2003	Fiscal 2002
Audit Fees	$1,578,300	$1,455,867
Audit-Related Fees	$187,929	$118,938
Tax Fees	$375,925	$430,500
All Other Fees	$—	$110,695

TOTAL FEES PAID	$2,142,154	$2,116,000

Audit Fees include fees for auditing the Company's consolidated financial statements for the fiscal year and reviewing the Company's Quarterly Reports on Form 10-Q. Audit-Related Fees include fees for services such as benefit plan audits, business acquisitions, accounting consultations and SEC Registration Statements. Tax Fees are for the preparation of tax returns for certain international operations and consulting on tax planning opportunities and entity restructuring. In fiscal 2003, in accordance with Section 10A(i) of the Exchange Act, the Audit Committee pre-approved the tax services provided by E&Y, as permitted by Section 10A. All Other Fees in fiscal 2002 primarily related to the provision of cost analysis services in connection with the construction and improvement of the Company's headquarters facilities in New York City. Audit Committee's Report The Audit Committee of the Board of Directors is comprised of three directors. For fiscal 2003, the Board determined that each Committee member was "independent" as required under the Exchange Act and National Association of Securities Dealers listing standards. During fiscal 2003, it was the responsibility of the Audit Committee to oversee the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter, which is included as Appendix C to this Proxy Statement. Under its charter, which was revised and adopted on September 24, 2002, Company management has the primary responsibility for the preparation, presentation and integrity of the

Company's financial statements and the financial reporting process and disclosure and internal controls. The independent auditors, E&Y, are responsible for auditing and expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. In fulfilling its oversight responsibilities during fiscal 2003, the Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's disclosure and internal controls and the overall quality of the Company's financial reporting. The Audit Committee reviewed and discussed, with both management and the independent auditors, the consolidated financial statements of the Company for the fiscal year ended May 31, 2003, including a discussion of critical accounting policies, the quality and integrity, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with the independent auditors the other matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee discussed with the independent auditors their independence from management, and the Committee pre-approved all non-audit services provided to the Company by E&Y, considering such non-audit services to be compatible with maintaining the auditors' independence. The Audit Committee has received from the independent auditors the written disclosures and letter required by the Independence Standards Board No. 1 (Independence Discussion with Audit Committee). Based on its review and discussions with management and the independent auditors, the Audit Committee recommended to the Board (and the Board has approved) the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003 for filing with the SEC.

Audit Committee

Augustus K. Oliver, Chairperson John L. Davies Linda B. Keene

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING Stockholders who intend to present proposals for inclusion in the proxy materials regarding the Company's annual meeting of stockholders to be held in 2004 (the "2004 Annual Meeting") must ensure that such proposals are received by the Secretary of the Company not later than April 28, 2004 and that such proposals meet the other requirements contained in SEC Rule 14a-8. In order for a proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of SEC Rule 14a-4(c) for consideration at the 2004 Annual Meeting, but not included in the Company's proxy materials, such proposal must be received no later than July 9, 2004. OTHER MATTERS The Board is not aware of any other matters to come before the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

By Order of the Board of Directors

Charles B. Deull Senior Vice President, General Counsel and Secretary

Appendix A AMENDMENT NUMBER TWO
TO THE
AMENDED AND RESTATED
SCHOLASTIC CORPORATION EMPLOYEE STOCK PURCHASE PLAN

        1.     Paragraph (a) of Section 3 of the Scholastic Corporation Employee Stock Purchase Plan (Amended and Restated as of March 1, 2000) (as amended, the "Plan") is amended by substituting: "900,000" for "200,000" where it appears therein. Subject to the foregoing, the Plan remains in full force and effect in accordance with the terms thereof. The foregoing amendment was duly approved by resolution of the Board of Directors of Scholastic Corporation adopted at its meeting held on July 15, 2003.

A-1

Appendix B AMENDMENT NO. 2
TO THE
SCHOLASTIC CORPORATION 1997 OUTSIDE DIRECTORS'
STOCK OPTION PLAN 1. Section 7 of the Scholastic Corporation 1997 Outside Directors' Stock Option Plan (Amended and Restated as of May 25, 1999) (as amended, the "Plan") is amended by substituting: "630,000" for "180,000" where it appears therein; and 2. The following shall replace Section 8 in its entirety:

            In the event of any increase, reduction, or change or exchange of Common Stock for a different number or kind of Shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of Shares, repurchase of Shares, change in corporate structure or otherwise, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number or kind of Shares or other securities of the Company which have been authorized for issuance under the Plan but have not yet been placed under Option, the number or kind of Shares or other securities of the Company which shall be the subject of the automatic grant to Directors, as well as the number or kind of Shares or other securities of the Company and the exercise price in respect thereof covered by each Option outstanding under the Plan which has not yet been exercised. Subject to the foregoing, the Plan remains in full force and effect in accordance with the terms thereof. The foregoing amendments were duly approved by resolution of the Board of Directors of Scholastic Corporation adopted at its meeting held on July 15, 2003.

B-1

Appendix C CHARTER OF THE
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF SCHOLASTIC CORPORATION I. Statement of Policy The Audit Committee's primary objective is to provide assistance to the Board of Directors of Scholastic Corporation (the "Company") in fulfilling its oversight responsibilities with respect to (a) the quality and integrity of the financial statements and other financial information provided to the stockholders of the Company, the financial and investment communities and the public, (b) the Company's compliance with legal and regulatory requirements with regard to the Company's financial statements (c) the independent auditors' qualifications and independence, and (d) the performance of the Company's internal audit function.

II.    Organization

        The Audit Committee shall be comprised of no fewer than three (3) directors. Each member of the Audit Committee shall satisfy the independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act of 1934 ("the Act") and the listing standards of The Nasdaq Stock Market, Inc. ("Nasdaq") and any other applicable regulatory requirements. The Audit Committee shall contain at least one member who is a "financial expert" as such is defined in the Act. The members of the Audit Committee shall be appointed by the Board. The Audit Committee may form and delegate authority to subcommittees when appropriate.

III.  Meetings

        The Audit Committee shall meet at least four times per year on a quarterly basis, or more frequently as circumstances require. As part of its job to foster open communication, the Audit Committee shall meet with management, the chief internal auditor and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

IV.    Authority and Responsibilities

        A primary responsibility of the Audit Committee is to oversee the Company's corporate accounting and financial reporting practices and report its activities to the Company's Board of Directors. In carrying out its responsibilities, the Audit Committee and its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Audit Committee shall perform the following functions: With respect to the Independent Auditors

  •
  Be directly responsible for the appointment, compensation and oversight of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing its audit of the financial statements of the Company and its divisions and subsidiaries for each fiscal year.

  •
  Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, the staffing for such audit and the proposed compensation and, for each fiscal year, to review the results of such audit, including any comments or recommendations of the independent auditors arising therefrom.

  •
  Review the nature and scope of other professional services provided to the Company by the independent auditors and consider their relationship to the auditors' objectivity and independence. The Audit Committee shall be satisfied as to the independence of the independent auditors and ensure that the independent auditors submit to the Audit Committee on an annual basis a written statement consistent with Independent Standards Board Standard No. 1.

  •
  At least annually, obtain and review an annual report from the independent auditors describing (a) the independent auditors' internal quality control procedures and (b) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

  •
  Review all reports required to be submitted by the independent auditors to the Audit Committee pursuant to the Act, including (a) a report of all critical accounting policies and practices to be used; (b) a report of all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (c) a report regarding all other material written communications between the independent auditors and management, such as the management letter or schedule of unadjusted differences.

    With respect to the Annual Financial Statements:

  •
  Review and discuss with management, the internal audit group and the independent auditors the Company's financial statements to be included in the Annual Report to Stockholders including the content and the disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  •
  Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

  •
  Recommend to the Board that the Company's annual audited financial statements be included in the Company's annual report on Form 10-K for filing with the Securities and Exchange Commission.

  •
  Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement and any other reports of the Audit Committee required by applicable securities laws or stock exchange listing requirements or rules.

  •
  Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements of the Company or related compliance policies.

  With respect to quarterly financial statements:

  •
  Review and discuss with management and the independent auditors the Company's quarterly financial statements, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the independent auditors' review of the quarterly financial statements, prior to submission to stockholders, any governmental body, any stock exchange or the public.

  Annual reviews:

  •
  Obtain and review an annual report from management relating to the accounting principles used in the preparation of the Company's financial statements, including those policies for which management is required to exercise discretion or judgments regarding the implementation thereof.

    Periodic reviews:

  •
  Periodically review separately with each of management, the independent auditors and the internal audit group (a) any significant disagreement between management and the independent auditors or the internal audit group in connection with the preparation of the financial statements, (b) any difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, and (c) management's response to each.

  •
  Periodically discuss with the independent auditors, without management being present, (a) their judgments about the quality and appropriateness of the Company's accounting principles and financial disclosure practices as applied in its financial reporting, (b) the completeness and accuracy of the Company's financial statements, and (c) the degree of aggressiveness and conservatism.

  •
  Consider and approve, if appropriate, significant changes to the Company's accounting principles and financial disclosure practices as suggested by the independent auditors, management or the internal audit group. Review with the independent auditors, management and the internal audit group, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Audit Committee, have been implemented.

  •
  Review and discuss with management and the independent auditors and the Company's in-house and independent counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company's financial statements, including applicable changes in accounting standards or rules.

  Discussions with management:

  •
  Review and discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information.

  •
  Review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

  •
  Review and discuss with management the Company's major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company's risk assessment and risk management guidelines and policies.

    With respect to the internal audit and reporting functions and internal controls:

  •
  Based upon discussions with the independent auditors, review the internal audit function of the Company, including the independence and line of authority for its reporting obligations, the scope and the plan of the proposed audit for the succeeding fiscal year, the coordination of such plans with the independent auditors and appropriate staffing levels.

  •
  In consultation with the independent auditors and the internal audit group, review the adequacy of the Company's internal control structure and procedures designed to insure compliance with laws and regulations, and discuss the responsibilities, budget and staffing needs of the internal audit group.

  •
  Inquire of financial management, the internal auditor and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

  •
  Receive a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

  •
  Review the internal control report prepared by management, including management's assessment of the effectiveness of the Company's internal control structure and procedures for financial reporting and the independent auditors' attestation, and report, on the assessment made by management.

  •
  Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding the questionable accounting or auditing matters.

  •
  Ensure that there are no unjustified restrictions or limitations on the scope of the internal audit function, and review and consider management's appointment, termination or replacement of the Vice President of Internal Audit and make recommendations thereon.

  •
  Review appropriate staffing levels for the accounting, financial and internal audit functions and succession planning related thereto.

  Other:

  •
  Submit the minutes of all meetings of the Audit Committee to, or report on the matters discussed at each committee meeting with, the Board of Directors.

  •
  Obtain the full Board of Directors' approval of this Charter and review and reassess this Charter as conditions dictate (at least once per fiscal year).

  •
  Review and approve all related-party transactions, as defined by SEC regulation S-K, Item 404(a).

  •
  Review and approve (a) any change or waiver in the Company's code of ethics for senior financial officers and (b) any disclosure made on Form 8-K regarding such change or waiver.

  •
  Establish a policy addressing the Company's hiring of employees or former employees of the independent auditors who were engaged on the Company's account.

  •
  Establish and maintain a confidential procedure, including but not limited to, access from the Company website whereby the Company and/or Company employees can contact the members directly in order to express any anonymous concerns about auditing or accounting matters.

  •
  Review its own performance annually.

  •
  Perform any other activities consistent with this Charter, the Company's by-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

  V. Resources:

  •
  Investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain independent accounting and other consultants and/or outside counsel to advise the Audit Committee.

  •
  The Audit Committee shall determine the extent of funding necessary for payment of compensation to the independent auditors for the purpose of rendering or issuing the annual audit report and to any independent legal, accounting and other consultants retained to advise the Audit Committee.

SCHOLASTIC CORPORATION

Proxy for Annual Meeting of Stockholders, September 23, 2003

Please Complete and Return
(The Solicitation of This Proxy is Made of Behalf of the Board of Directors)

The undersigned hereby appoints RICHARD ROBINSON and ANDREW S. HEDDEN, or either of them, each with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Stockholders of Scholastic Corporation to be held at 557 Broadway, New York, New York, on Tuesday, September 23, 2003 at 9:00 A.M. local time, and at any adjournment thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present.

If all or a portion of the shares you are voting are a result of your being a participant in the Scholastic Corporation 401(k) Savings and Retirement Plan, then you may instruct the plan Trustee how to vote all full and fractional shares attributable to your account invested in the Scholastic Corporation Stock Fund on August 1, 2003 by completing the reverse side of this card and returning it by September 10, 2003.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY TODAY

(Continued and to be marked,dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

In the absence of specific directions noted below, it is understood that the undersigned's shares of Common Stock will be voted FOR PROPOSAL 1.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
1.	Proposal to elect 01 John L. Davies, 02 Linda B. Keene and 03 John G. McDonald as directors:	FOR ☐	WITHHOLD ☐	2.	In their discretion, the proxies will vote upon such other matters as may properly come before the meeting and as may properly be voted upon by the holders of Common Stock.
If you wish to vote for the election of directors and withhold authority to vote for any of the individual nominees, enter the name(s) of such nominee(s) below.
				By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.	☐
Signature	Signature	Date

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/schl		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

SCHOLASTIC CORPORATION

Proxy for Annual Meeting of Stockholders, September 23, 2003

(The Solicitation of This Proxy is Made of Behalf of the Board of Directors)

The undersigned hereby appoints RICHARD ROBINSON and ANDREW S. HEDDEN, or either of them, each with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Stockholders of Scholastic Corporation to be held at 557 Broadway, New York, New York, on Tuesday, September 23, 2003, at 9:00 A.M. local time, and at any adjournment thereof, and to vote the shares of Class A Stock the undersigned would be entitled to vote if personally present.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY TODAY

SCHOLASTIC CORPORATION
CLASS A STOCK PROXY

Annual Meeting of Stockholders, September 23, 2003

In the absence of specific directions noted below, it is understood that the undersigned's shares of Class A Stock will be voted FOR THE ELECTION OF DIRECTORS AND PROPOSALS 2 AND 3.

The undersigned hereby votes the above number of shares of Class A Stock of Scholastic Corporation as follows:

  1.
  Upon the election of: Richard Robinson, Rebeca M. Barrera, Ramon C. Cortines, Charles T. Harris III, Andrew S. Hedden, Mae C. Jemison, Peter M. Mayer, Augustus K. Oliver, Richard M. Spaulding

FOR ☐	AGAINST ☐
  2.
  Approving an amendment to the Scholastic Corporation Employee Stock Purchase Plan.

FOR ☐	AGAINST ☐
  3.
  Approving an amendment to the Scholastic Corporation 1997 Outside Directors' Stock Option Plan.

FOR ☐	AGAINST ☐
  4.
  In their discretion the proxies will vote upon such other matters as may properly come before the meeting and as may properly be voted upon by the holders of Class A Stock.
Signature(s):	Date:

  Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Please mark your vote as indicated in this example    ☒

Shareholder name (Please print)

2